
                                                                     EXHIBIT 4.7




                                TRUST AGREEMENT


                          Dated as of August 28, 1996


                                    Between


           Dreyfus Service Corporation [AMSOUTH LEASING CORPORATION],
                               Owner Participant


                                      and


                           First Security Bank, N.A.,
                                 Owner Trustee



                         Covered Hoppers and Tank Cars

                              GATC Trust No. 96-1






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\
                               TABLE OF CONTENTS

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
ARTICLE I            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                     Section 1.1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                     Section 1.2. Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II           AUTHORITY; DECLARATION OF TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                     Section 2.1. Authority to Execute and Perform Various Documents  . . . . . . . . . . . . . . . .   1
                     Section 2.2. Declaration of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III          DISTRIBUTIONS AND PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                     Section 3.1. Payments to the Indenture Trustee . . . . . . . . . . . . . . . . . . . . . . . . .   2
                     Section 3.2. Payments to the Owner Trustee; Other Parties  . . . . . . . . . . . . . . . . . . .   2
                     Section 3.3. Certain Distributions to the Owner Participant  . . . . . . . . . . . . . . . . . .   3
                     Section 3.4. Excepted Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Section 3.5. Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE IV           CERTAIN DUTIES OF THE OWNER TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Section 4.1. Notice of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Section 4.2. Action Upon Instructions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Section 4.3. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Section 4.4. No Duties Except as Specified . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                     Section 4.5. No Action Except Under Specified Agreements or Instructions . . . . . . . . . . . .   5
                     Section 4.6. Tax Returns; Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                     Section 4.7. Absence of Certain Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                     Section 4.8. Furnishing of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE V            THE OWNER TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                     Section 5.1. Acceptance of Trusts and Duties . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                     Section 5.2. No Representations or Warranties as to Equipment or Documents . . . . . . . . . . .   7
                     Section 5.3. No Segregation of Moneys; No Interest . . . . . . . . . . . . . . . . . . . . . . .   8
                     Section 5.4. Reliance; Advice of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                     Section 5.5. Not Acting in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE VI           INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     Section 6.1. Indemnification of Trust Company  . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     Section 6.2. Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VII          TERMINATION OF TRUST AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                     Section 7.1. Termination of Trust Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                     Section 7.2. Termination at Option of the Owner Participant  . . . . . . . . . . . . . . . . . .  11

ARTICLE VIII         SUCCESSOR OWNER TRUSTEES, CO-OWNER TRUSTEES AND SEPARATE OWNER TRUSTEES  . . . . . . . . . . . .  11
                     Section 8.1. Resignation of the Owner Trustee; Appointment of Successor  . . . . . . . . . . . .  11
                     Section 8.2. Additional and Separate Trustees  . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IX           SUPPLEMENTS AND AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     Section 9.1. Supplements and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE X            MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     Section 10.1.         No Legal Title to Trust Estate in the Owner Participant  . . . . . . . . .  15
                     Section 10.2.         Sale of Accepted Equipment by the Owner Trustee is
                                           Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     Section 10.3.         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     Section 10.4.         Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                     Section 10.5.         Separate Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.6.         Waivers, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.7.         Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.8.         Transfer of Owner Participant's Interest . . . . . . . . . . . . . . . . .  16
                     Section 10.9.         Actions of the Owner Participants  . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.10.        Headings; Table of Contents  . . . . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.11.        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     Section 10.12.        Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     Section 10.13.        Performance by the Owner Participant . . . . . . . . . . . . . . . . . . .  17
                     Section 10.14.        Conflict with Operative Agreements . . . . . . . . . . . . . . . . . . . .  17
                     Section 10.15.        Limitation on Owner Participant's Liability. . . . . . . . . . . . . . . .  17
                     Section 10.16.        Identification of Trust  . . . . . . . . . . . . . . . . . . . . . . . . .  17
||

                                TRUST AGREEMENT

         This Trust Agreement is entered into as of August 28, 1996 between Dreyfus Service Corporation, a New York corporation [AMSOUTH LEASING CORPORATION, AN ALABAMA BANKING CORPORATION], (the "Owner Participant"), and First Security Bank, N.A., a national banking association, (in its individual capacity, "Trust Company," and otherwise not in its individual capacity but solely as trustee hereunder, the "Owner Trustee"). In consideration of the mutual agreements herein contained, the agreements contained in the other Operative Agreements and the acceptance by Trust Company of the trusts hereby created, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Section 1.1. Definitions. The capitalized terms used in this Trust Agreement have the meanings given in Appendix A unless otherwise defined herein or unless the context otherwise requires. For all purposes hereof, the following terms shall have the following meanings:

         "Accepted Equipment" means all of the Accepted Units.

         "Accepted Unit" means each Unit that has been purchased by the Owner Trustee pursuant to the Participation Agreement and any Replacement Unit.

         "Actual Knowledge" of Trust Company or the Owner Trustee means actual knowledge of, including any written notices received by, a responsible officer in the Corporate Trust Administration of Trust Company.

         Section 1.2. Interpretation. Unless otherwise indicated, references in this Trust Agreement to Sections, subsections, paragraphs and Appendices are to Sections, subsections, paragraphs and Appendices of this Trust Agreement. The terms "hereof," "herein," "hereby," "hereto" and "hereunder" refer to this Trust Agreement, taken as a whole. References to a given agreement or instrument are references to such agreement or instrument as originally entered into, as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE II
                        AUTHORITY; DECLARATION OF TRUST

         Section 2.1. Authority to Execute and Perform Various Documents. The Owner Participant hereby authorizes and directs the Owner Trustee to, and the Owner Trustee agrees for the benefit of the Owner Participant that it will,
(i) execute and deliver the Participation

Agreement, (ii) on the Closing Date, upon receipt of the confirmation by the Owner Participant pursuant to Section 2.4 of the Participation Agreement, execute and deliver the Operative Agreements contemplated by the Participation Agreement to be executed and delivered by the Owner Trustee on the Closing Date, in the respective forms thereof in which delivered by the Owner Participant to the Owner Trustee for execution and delivery, and to take the other actions contemplated to be taken by the Owner Trustee on the Closing Date in Section 2 of the Participation Agreement, (iii) execute and deliver any other agreement, instrument or certificate contemplated by the Operative Agreements as the Owner Participant from time to time may direct in writing,
(iv) subject to the terms of this Trust Agreement, exercise the rights (upon written instructions received from the Owner Participant) and perform the duties of the Owner Trustee under each of the documents, agreements, instruments and certificates referred to in clauses (i) through (iii) of this
Section 2.1 as set forth in such documents, agreements, instruments and certificates, and (v) subject to the terms of this Trust Agreement, take such other action in connection with the foregoing as the Owner Participant may from time to time direct in writing.

         Section 2.2. Declaration of Trust. The Trust Company hereby declares that it will hold as Owner Trustee all estate, right, title and interest of the Owner Trustee in and to the Accepted Equipment and the Owner Trustee Agreements, and any other property contributed by the Owner Participant pursuant to the terms of any of the Operative Agreements, including without limitation all amounts of Rent, insurance proceeds and requisition, indemnity or other payments of any kind, but specifically excluding Excepted Property (collectively, the "Trust Estate"), upon the trusts set forth herein and for the use and benefit of the Owner Participant as sole beneficiary, subject, however, to the provisions of and the Lien created by the Indenture.

                                  ARTICLE III
                           DISTRIBUTIONS AND PAYMENTS

         Section 3.1. Payments to the Indenture Trustee. Until the Lien of the Indenture shall have been discharged pursuant to the terms thereof, all Basic Rent, Supplemental Rent, insurance proceeds and requisition or other payments of any kind (other than payments constituting Excepted Property and other than payments received from the Indenture Trustee) for or with respect to any Accepted Unit payable to the Owner Trustee shall be payable directly to the Indenture Trustee for distribution in accordance with the provisions of the Indenture, and if any such amount or payment is received by the Owner Trustee, such amount or payment upon receipt thereof shall be paid over to the Indenture Trustee without deduction, set-off or adjustment of any kind for distribution in accordance with the provisions of the Indenture.

         Section 3.2. Payments to the Owner Trustee; Other Parties. Any payment of the type referred to in Section 3.1 (other than payments constituting Excepted Property) received by the Owner Trustee after the Indenture shall have been discharged pursuant to the terms thereof, any payment received from the Indenture Trustee other than as specified in Section 3.4 and any other amount received as part of the Trust Estate and for the application or distribution of which no provision is made herein shall be distributed forthwith upon receipt by the Owner Trustee in the following order of priority: first, so much of such payment as shall be required to reimburse the Owner Trustee for any expenses not otherwise reimbursed as to which the Owner Trustee is entitled to be so reimbursed pursuant to the provisions hereof shall be retained by the Owner Trustee; second, so much of the remainder for which provision as to the application thereof is contained in the Lease, any of the other Operative Agreements or any of the other Owner Trustee Agreements shall be applied and distributed in accordance with the terms of the Lease, such other Operative Agreement or such other Owner Trustee Agreement, as the case may be; and third, the balance, if any, shall be paid to the Owner Participant.

         Section 3.3. Certain Distributions to the Owner Participant. All amounts from time to time distributable by the Indenture Trustee to the Owner Participant pursuant to the terms of the Indenture shall, if paid to the Owner Trustee, be distributed by the Owner Trustee to the Owner Participant.

         Section 3.4. Excepted Property. Anything in this Trust Agreement to the contrary notwithstanding, any amounts or payments constituting Excepted Property received by the Owner Trustee shall be paid promptly by the Owner Trustee to the Person to whom such amounts or payments are payable pursuant to the terms of the Operative Agreements.

         Section 3.5.       Method of Payment.

                 (a) All amounts payable to the Owner Participant or to the Indenture Trustee pursuant to this Trust Agreement shall be paid by the Owner Trustee, if to the Owner Participant, by transferring such amount in immediately available funds to the account of the Owner Participant specified in Schedule 2 to the Participation Agreement or, if to the Indenture Trustee, in the manner specified in the Indenture. The Owner Trustee shall pay such amounts on the day received, or on the next succeeding Business Day if the funds to be so paid shall not have been received by the Owner Trustee by 1:00 p.m. New York time, provided that the Owner Trustee shall use reasonable efforts to invest overnight in Specified Investments at the direction and for the benefit of the Owner Participant all funds received by it at or later than 1:00 p.m. New York time.

                 (b) Notwithstanding the foregoing, the Owner Trustee will pay, if so requested by the Owner Participant in writing, any or all amounts in immediately available funds payable by the Owner Trustee hereunder to the Owner Participant either (i) by crediting such amount or amounts to an account or accounts maintained by the Owner Participant with Trust Company,
(ii) by payment to such account at such financial institution as the Owner Participant may from time to time direct in writing or (iii) by mailing an official bank check or checks in such amount or amounts payable to the Owner Participant at such address as the Owner Participant may from time to time designate in writing.

                                   ARTICLE IV
                      CERTAIN DUTIES OF THE OWNER TRUSTEE

         Section 4.1. Notice of Certain Events. In the event that the Owner Trustee shall have Actual Knowledge of any Lease Default, Lease Event of Default, Indenture Default, Indenture Event of Default or Event of Loss, the Owner Trustee shall give prompt telephonic notice thereof (promptly confirmed in writing) to the Owner Participant, the Lessee and the Indenture Trustee unless such Lease Default, Lease Event of Default, Indenture Default, Indenture Event of Default or Event of Loss, as the case may be, has been remedied before the giving of such notice and the Owner Trustee has Actual Knowledge that such Lease Default, Lease Event of Default, Indenture Default, Indenture Event of Default or Event of Loss has been so remedied. Subject to the terms of Section 4.3, the Owner Trustee shall take or refrain from taking such action with respect thereto, not inconsistent with the provisions of the Operative Agreements, with respect thereto as the Owner Trustee shall be instructed in writing by the Owner Participant.

         Section 4.2. Action Upon Instructions. Subject to the terms of Sections 4.1 and 4.3, upon the written instructions at any time and from time to time of the Owner Participant, the Owner Trustee will take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power under the Owner Trustee Agreements with respect thereto or to any Accepted Equipment, including, without limitation, the right to transfer, assign or convey the Owner Trustee's interest in the Owner Trustee Agreements or any Accepted Unit, or take such other action with respect to the Owner Trustee Agreements or any Accepted Unit as shall be specified in such instructions; and (ii) after the expiration or earlier termination of the Lease with respect to any Accepted Unit, convey all of the Owner Trustee's right, title and interest in and to such Accepted Unit to the Owner Participant or for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or net lease such Accepted Unit as designated in such instructions; provided, however, that if such instructions have not been delivered to the Owner Trustee prior to the expiration of one year following such expiration or earlier termination of the Lease, the Owner Trustee shall transfer title to such right, title and interest to the Owner Participant.

         Section 4.3. Indemnification. The Owner Trustee shall not be required to take or refrain from taking any action under Section 4.1 or 4.2 (other than the actions specified in the first sentence of Sections 3.1 and 4.1 and the last sentence of Section 4.4) unless the Owner Trustee shall have been indemnified, in manner and form reasonably satisfactory to the Owner Trustee, against any liability, fee, cost or expense (including, without limitation, reasonable attorneys' fees) which may be incurred or charged in connection therewith, other than any such liability, fee, cost or expense arising as a result of any action or circumstance for which the Owner Trustee is answerable or accountable pursuant to the third sentence of Section 5.1. The Owner Trustee shall not be required to take any action under any Operative Agreement or any Owner Trustee Agreement (other than the actions specified in the first sentence of Section 4.1 or in the second sentence of Section 4.4) if the Owner Trustee reasonably shall determine, or shall have been advised by counsel, that such action is likely to result in unindemnified personal liability to the Owner Trustee or is contrary to the terms hereof or of any documents contemplated hereby to which the Owner Trustee is a party, or otherwise contrary to law, and the Owner Trustee in such case shall deliver promptly to the Owner Participant written notice of the basis of its refusal to act.

         Section 4.4. No Duties Except as Specified. The Owner Trustee shall not have any duty or obligation to manage, control, use, make any payment in respect of, register, record, insure, inspect, sell, dispose of or otherwise deal with any Accepted Unit or any other part of the Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with, any Owner Trustee Agreement or any of the other Operative Agreements, except as expressly provided by the terms of this Trust Agreement, the Indenture or the Owner Trustee Agreements or in written instructions from the Owner Participant received pursuant to Section 4.1 or 4.2; and no implied duties or obligations shall be read into this Trust Agreement against the Owner Trustee. Notwithstanding and without limiting the foregoing, Trust Company agrees that it will promptly (without any right to indemnification hereunder) take all action necessary to discharge any Lessor's Lien attributable to Trust Company on any part of the Trust Estate or Indenture Estate. Trust Company agrees to indemnify, protect, save and keep harmless the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) incurred by the Owner Participant as a result of the imposition or enforcement of any such Lessor's Lien against the Accepted Units, any interest herein or on the Trust Estate or the Indenture Estate resulting from the Lessor's Liens attributable to Trust Company.

         Section 4.5. No Action Except Under Specified Agreements or Instructions. The Owner Trustee shall have no right, power or authority to, and the Owner Trustee agrees that it will not, manage, control, use, sell, dispose of or otherwise deal with any Accepted Unit or any other part of the Trust Estate except as (i) expressly provided by the terms of this Trust Agreement, (ii) expressly required by the terms of any Owner Trustee Agreement or (iii) expressly directed or authorized in written instructions from the Owner Participant pursuant to Section 4.1 or 4.2.

         Section 4.6. Tax Returns; Records. The Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all money which it may receive or be entitled to hereunder or under any agreement contemplated hereby. The Owner Trustee agrees at the expense of the Lessee to file an application with the Internal Revenue Service for a taxpayer identification number with respect to the trust created by this Trust Agreement. The Owner Participant shall be responsible for causing to be prepared all income tax returns required to be filed by the Owner Participant. The Owner Trustee shall be responsible for causing to be prepared, at the request of the Owner Participant and the expense of the Lessee, all income tax returns required to be filed with respect to the trusts created hereby and shall execute and file such returns. The Owner Trustee and the Owner Participant, upon request, will furnish each other with all such information as may be reasonably required in connection with the preparation of such tax returns; provided that the Owner Trustee shall send a completed copy of such return to the Owner Participant not more than 60 nor less than 30 days prior to the due date of the return (provided that the Owner Trustee shall have timely received all necessary information to complete and deliver to the Owner Participant such return). The Owner Trustee shall keep copies of all returns delivered to or filed by it.

         Section 4.7. Absence of Certain Duties. Except in accordance with written instructions furnished pursuant to Sections 4.1 and 4.2, and except as expressly provided in any Owner Trustee Agreement, and without limiting the generality of Section 4.4, the Owner Trustee shall not have any duty to (i) file, record or deposit any Operative Agreement or Owner Trustee Agreement, including without limitation this Trust Agreement, or any other document, or to maintain any such filing, recording or deposit, or to refile, re-record or redeposit any such document, except that the Owner Trustee shall, upon written request by the Lessee or the Owner Participant, sign and file such documents as Lessee or the Owner Participant prepares as necessary to maintain the filing and recordation for the Lease, any Lease Supplement, the Indenture and any Indenture Supplement in the name of the Owner Trustee with the STB pursuant to 49 U.S.C. Section 11301 of the Interstate Commerce Act or Registrar General of Canada pursuant to Section 90 of the Railway Act of Canada, or as otherwise required under applicable law, and to the extent that such documents for that purpose are supplied by the Lessee pursuant to any of the Operative Agreements, timely submit any and all such documents and reports with respect to the Accepted Units which may from time to time be required by the STB, the AAR, or any other authority having jurisdiction, (ii) obtain insurance with respect to any Accepted Unit or to effect or maintain any such insurance, other than to receive and promptly forward to the Owner Participant any notices, policies, certificates or binders furnished to the Owner Trustee by the Lessee or its insurance brokers, (iii) maintain or mark any Accepted Unit, (iv) pay or discharge any tax, assessment or other governmental charge, or any Lien or encumbrance of any kind, owing with respect to or assessed or levied against any part of the Trust Estate, except as provided in Sections 4.4 or 5.1 hereof, and Section 6.3 of the Participation Agreement (v) confirm, verify, investigate or inquire into the failure to receive any reports or financial statements of the Lessee, (vi) inspect the Accepted Equipment at any time, or ascertain or inquire as to the performance or observance of any of the covenants of the Lessee or any other Person under any Operative Agreement or Owner Trustee Agreement with respect to any Accepted Unit or any other part of the Trust Estate or (vii) manage, control, use, sell, dispose of or otherwise deal with any Accepted Unit or any other part of the Trust Estate, or any part thereof, except as provided in clauses (i), (ii) and (iii) of Section 4.5 or in Section 3.5(a).

         Section 4.8. Furnishing of Documents. The Owner Trustee will furnish to the Owner Participant, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, opinions, certificates, financial statements and any other instruments furnished to the Owner Trustee under any Operative Agreement or any Owner Trustee Agreement, unless the Owner Trustee shall have determined that the same already has been furnished to the Owner Participant.

                                   ARTICLE V
                               THE OWNER TRUSTEE

         Section 5.1. Acceptance of Trusts and Duties. Trust Company accepts the trusts hereby created and agrees to perform the same on the terms of this Trust Agreement. Trust Company also agrees to disburse all moneys actually received by it constituting part of the Trust Estate pursuant to the terms of this Trust Agreement. Trust Company shall not be answerable or accountable under any circumstances except (i) for its own willful misconduct or gross negligence (including, without limitation, in connection with any activities of the Owner Trustee in violation of Section 4.5), (ii) in the case of the breach or inaccuracy of any of its representations or warranties contained in any Operative Agreement given expressly in its individual capacity and not in its capacity as a trustee hereunder, (iii) as arising from its failure to perform obligations expressly undertaken by it in the penultimate and last sentence of Section 4.4 hereof or expressly undertaken by it in its individual capacity under the Participation Agreement, (iv) for any Taxes based on or measured by any fees, commissions or compensation received by it for acting as Owner Trustee in connection with any of the transactions contemplated by the Operative Agreements or (v) for its failure to disburse or invest funds in accordance with the terms hereof or the Lease or for any negligence or willful misconduct of the Owner Trustee arising out of its obligations under Sections 4.1, 4.6 or 8.2.

         Section 5.2. No Representations or Warranties as to Equipment or Documents.

                 (a) NEITHER TRUST COMPANY NOR THE OWNER TRUSTEE MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE DESIGN, OPERATION OR CONDITION OF ANY UNIT OR ANY PART THEREOF, THE MERCHANTABILITY THEREOF OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, TITLE TO ANY UNIT OR ANY PART THEREOF, THE QUALITY OF THE MATERIALS OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, OR THE PRESENCE OR ABSENCE OF ANY LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, except that Trust Company hereby represents and warrants that (i) on the Closing Date for such Accepted Unit, the Owner Trustee shall have received whatever title thereto was conveyed to it by the Lessee and (ii) while a part of the Trust Estate, such Accepted Unit shall be free and clear of Lessor's Liens attributable to it.

                 (b) Neither Trust Company nor the Owner Trustee makes any representation or warranty as to the validity or enforceability of any Operative Agreement, or as to the correctness of any statement therein, except to the extent that any such representation, warranty or statement is expressly made therein or in any written certificate delivered pursuant thereto by the Owner Trustee or Trust Company and except that Trust Company hereby represents and warrants that this Trust Agreement has been duly executed and delivered by Trust Company and each of the Owner Trustee Agreements has been or will be executed and delivered by officers of the Owner Trustee who are or will be duly authorized to execute and deliver documents on its behalf, and that each of this Agreement and each of the other Owner Trustee Agreements constitutes (assuming the due authorization, execution, and delivery of this Agreement and each such other agreement by the other parties thereto) the legal, valid and binding obligation of the Trust Company (or the Owner Trustee if expressly stated therein) enforceable against it in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors rights generally from time to time in effect.

         Section 5.3. No Segregation of Moneys; No Interest. Except as required by Section 2.4 of the Participation Agreement, moneys received by the Owner Trustee hereunder need not be segregated in any manner except to the extent required by law, and such moneys may be deposited under such general conditions as may be prescribed by law, and the Owner Trustee shall not be liable for any interest thereon.

         Section 5.4. Reliance; Advice of Counsel. The Owner Trustee shall not incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it in good faith to be genuine and reasonably believed by it in good faith to be signed by the proper party or parties. Any request, direction, order or demand of the Owner Participant or the Lessee mentioned herein or in any other Operative Agreement to which the Owner Trustee is a party shall be sufficiently evidenced by an Officer's Certificate of the Owner Participant or the Lessee, as the case may be. The Owner Trustee may accept in good faith a certified copy of a resolution of the Board of Directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on an Officer's Certificate of the relevant party as to such fact or matter, and such Officer's Certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. In the administration of the trusts hereunder, the Owner Trustee may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys, and may consult with counsel, accountants and other skilled persons to be selected and employed by it (other than persons regularly employed by it), and the Owner Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the written advice or opinion within the scope of the competence of any such counsel, accountants or other skilled persons and not contrary to this Trust Agreement, except for the use of due care in the appointment of counsel, accountants or other skilled persons.

         Section 5.5. Not Acting in Individual Capacity. Trust Company is entering into this Agreement and accepting the trust created hereby in its individual capacity. Otherwise, except as provided in this Trust Agreement and in the other Operative Agreements, Trust Company agrees to act solely as trustee hereunder and not in its individual capacity; and all Persons having any claim against the Owner Trustee by reason of the transactions contemplated by the Operative Agreements or the Owner Trustee Agreements shall look only to the Trust Estate (or a part thereof, as the case may be) for payment or satisfaction thereof, except as specifically provided in this Trust Agreement and except to the extent the Owner Trustee otherwise shall agree in any Owner Trustee Agreement.

                                   ARTICLE VI
                                INDEMNIFICATION

         Section 6.1. Indemnification of Trust Company. The Owner Participant agrees to assume liability for, and to indemnify and hold harmless Trust Company against and from any and all liabilities, obligations, losses, damages, taxes (excluding any taxes, fees or other charges payable by Trust Company or measured by any compensation received by Trust Company for its services hereunder), penalties, claims, actions, suits, proceedings, costs, expenses and disbursements of any kind and nature whatsoever, including, without limitation, the reasonable fees and expenses of counsel (collectively, "Trust Expenses") which may be imposed on, incurred by or asserted against Trust Company whether or not also indemnified by any other Person (provided, however, that to the extent Trust Company shall have actually received any payment in the nature of an indemnity payment from any such other Person relating to a claim hereunder, Trust Company shall not be entitled to the amount of any such payment pursuant to this Section 6.1) in any way relating to or arising out of (i) the administration of the Trust Estate or the action or inaction of Trust Company hereunder or under the other Operative Agreements,
(ii) any Accepted Equipment or any part thereof, (iii) the Operative Agreements or any of them, or the enforcement by Trust Company of any of its rights under the Operative Agreements, or (iv) the design, manufacture, financing, refinancing, installation, acceptance, rejection, ownership, delivery, nondelivery, lease, sublease, possession, control, use, operation, condition, modification, servicing, maintenance, repair, improvement, replacement, sale, return or other disposition of the Accepted Equipment, any Accepted Unit or any part thereof including, without limitation, (A) any inadequacy or deficiency or defect therein, including latent defects, whether or not discoverable or any claim based on negligence or arising from any violation of law or for strict liability in tort or any claim for patent, trademark or copyright tort or any claim for patent, trademark or copyright infringement, and (B) any loss or damage to property or the environment or injury or death to any Person; except only that the Owner Participant shall not be required to indemnify Trust Company for Trust Expenses arising or resulting from any of the matters described in clauses (i) through (v) of the last sentence of Section 5.1; provided that the Owner Participant shall be liable under this Section 6.1 only to the extent that the Owner Trustee is indemnified by the Lessee pursuant to
Section 7 of the Participation Agreement (with the exception of the limitations to Lessee's indemnification obligations set forth in Sections 7.2(d)(i), 7.2(d)(iv) to the extent relating to any such transfer by the Owner Participant or transfer by the Owner Trustee at the direction of the Owner Participant and 7.2(d)(vi) (when the Owner Trustee is acting on instructions from the Owner Participant) of the Participation Agreement); provided, further, that before asserting its right to indemnification pursuant to this Section 6.1, the Owner Trustee shall first demand its corresponding right to indemnification, if any, pursuant to

Section 7 of the Participation Agreement (but need not exhaust any or all remedies available thereunder), and the Owner Participant shall have the right to pursue any such remedies against the Lessee which are not pursued by the Owner Trustee. The indemnities contained in this Section 6.1 shall survive the termination of this Trust Agreement. To secure the foregoing indemnities, the Owner Trustee shall be entitled to apply any amount otherwise distributable to the Owner Participant pursuant to Section 3.2 against any such indemnity which has not been paid when due. The indemnities contained in this Section 6.1 extend to Trust Company only and shall not be construed as indemnities of the Trust Estate. The payor of any indemnity under this Section 6.1 shall be subrogated to any right of the Person indemnified in respect of the matter as to which such indemnity was paid.

         Section 6.2. Expenses. The Owner Participant shall pay, or reimburse the Owner Trustee for, all reasonable expenses of the Owner Trustee, including, without limitation, the reasonable expenses and disbursements of such agents, representatives, experts and counsel as the Owner Trustee may employ in connection with the exercise and performance of its rights and duties under the Operative Agreements, unless and to the extent that the Owner Trustee otherwise receives payment or reimbursement pursuant to any Operative Agreement, whether or not the transactions contemplated hereby are consummated; provided that the Owner Participant shall have no obligation hereunder to the extent Lessee is not obligated to pay such amounts pursuant to Section 2.5 of the Participation Agreement. The Owner Trustee agrees to look first to the Lessee for such payment pursuant to Section 2.5 of the Participation Agreement. Except as provided herein, the Owner Trustee and Trust Company shall have no right to compensation with respect to the transactions contemplated by the Operative Agreements.

                                  ARTICLE VII
                         TERMINATION OF TRUST AGREEMENT

         Section 7.1.       Termination of Trust Agreement.

                 (a) Subject to the terms of the Participation Agreement, the Indenture and Section 7.2, this Trust Agreement and the trusts created hereby shall terminate and the Trust Estate shall be distributed to the Owner Participant, and this Trust Agreement shall be of no further force or effect, upon the earlier of (i) the sale or other final disposition by the Owner Trustee of all property constituting part of the Trust Estate and the final distribution by the Owner Trustee of all moneys or other property or proceeds constituting part of the Trust Estate in accordance with the terms of
Article III and (ii) twenty-one (21) years less one day after the death of the last survivor of all of the descendants living on the date of this Trust Agreement of Joseph P. Kennedy, the late ambassador of the United States to Great Britain, but if any rights, privileges or options hereunder shall be or become valid under applicable law for a period subsequent to the twenty-first anniversary of the death of such last survivor (or, without limiting the generality of the foregoing, if legislation shall become effective providing for the validity or permitting the effective grant of such rights, privileges and options for a period in gross exceeding the period for which such rights, privileges and options are hereinabove stated to extend and be valid), then such rights, privileges or options shall not terminate as aforesaid but shall extend to and continue in effect, but only if such nontermination and extension shall then be valid under applicable law, until such time as the same shall cease to be valid under applicable law.

                 (b) Except as expressly provided in Section 7.2, the Owner Participant shall not be entitled to revoke or terminate this Trust Agreement or the trust created hereby. Except as otherwise provided herein, the Owner Participant may not withdraw any of the Trust Estate until the Lien of the Indenture on the Trust Estate shall have been discharged pursuant to the terms thereof.

         Section 7.2.       Termination at Option of the Owner Participant.
The provisions of Section 7.1 notwithstanding, this Trust Agreement and the trusts created hereby shall terminate and the Trust Estate shall be distributed to the Owner Participant, and this Trust Agreement shall be of no further force and effect, upon the election of the Owner Participant by notice to the Owner Trustee to revoke the trusts created hereby; provided that, in addition to the giving of such notice, the Owner Participant, with the cooperation of the Owner Trustee, shall execute and deliver such written agreements and instruments and take such actions as shall be necessary in order to cause the succession of the Owner Participant to all the rights, title, interests, duties and liabilities of the Owner Trustee under the Operative Agreements (other than obligations attributable to any gross negligence or willful misconduct of Trust Company or any breach by the Owner Trustee of its obligations under the Operative Agreements); provided, however, that until the Lien of the Indenture on the Trust Estate shall have been discharged pursuant to the terms thereof the Owner Participant may not revoke such trusts without the consent of the Indenture Trustee. The written agreements and instruments referred to in the preceding sentence shall be reasonably satisfactory in form and substance to the Owner Trustee and shall release the Owner Trustee from all further obligations of the Owner Trustee hereunder and under the agreements and other instruments mentioned in the preceding sentence.

                                  ARTICLE VIII
                  SUCCESSOR OWNER TRUSTEES, CO-OWNER TRUSTEES
                          AND SEPARATE OWNER TRUSTEES

         Section 8.1.       Resignation of the Owner Trustee; Appointment of
Successor.

                 (a) The Owner Trustee may resign as the Owner Trustee at any time without cause by giving at least thirty (30) days' prior written notice to the Owner Participant, the Indenture Trustee and the Lessee, such resignation to be effective on the acceptance of appointment by a successor to the Owner Trustee under paragraph (b) of this Section 8.1. In addition, the Owner Participant at any time may remove the Owner Trustee without cause by an instrument in writing delivered to the Owner Trustee, the Indenture Trustee and the Lessee, such removal to be effective upon the acceptance of appointment by a successor to the Owner Trustee under paragraph (b) of this Section 8.1. In case of the resignation or removal of the

Owner Trustee, the Owner Participant may appoint a successor to the Owner Trustee by an instrument in writing, signed by the Owner Participant. If a successor to the Owner Trustee shall not have been appointed within thirty (30) days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Owner Trustee or the Owner Participant may apply to any court of competent jurisdiction to appoint a successor to the Owner Trustee to act until such time, if any, as a successor shall have been appointed as above provided in this Section 8.1. Any successor to the Owner Trustee so appointed by such court shall immediately and without further act be superseded by any successor to the Owner Trustee appointed as above provided in this Section 8.1.

                 (b) Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee an instrument accepting such appointment and shall give the Owner Participant, the Indenture Trustee and Lessee written notice of such acceptance. Upon the execution and delivery of such instrument, such successor Owner Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Owner Trustee in the trusts hereunder with like effect as if originally named a trustee herein; provided, however, that upon the written request of such successor Owner Trustee, such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor trustee as the Owner Trustee hereunder, and such predecessor trustee shall duly assign, transfer, deliver and pay over to such successor Owner Trustee all moneys or other property then held by such predecessor trustee as the Owner Trustee upon the trusts herein expressed. Upon the appointment of any successor Owner Trustee hereunder, the predecessor Owner Trustee, pursuant to written instructions of the Owner Participant, will execute all documents and take all reasonable action within its control in order to cause title to the Trust Estate to be transferred to the successor Owner Trustee.

                 (c) Any successor Owner Trustee, however appointed, shall be a bank or trust company incorporated and doing business within the United States of America and having a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Owner Trustee hereunder upon reasonable or customary terms.

                 (d) Any corporation into which the Owner Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Owner Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Owner Trustee may be transferred, shall be, subject to compliance with the terms of paragraph (c) of this Section 8.1, the Owner Trustee under this Trust Agreement without further act; provided, that such corporation shall in no event be the Indenture Trustee.

         Section 8.2.       Additional and Separate Trustees.

                 (a) If the Owner Trustee or the Owner Participant shall conclude that it is necessary or prudent in order to conform to the law of any jurisdiction in which all or any part of the Trust Estate shall be situated, or to make or defend any claim or bring or defend any suit with respect to the Trust Estate or any Operative Agreement, or pursuant to advice of counsel satisfactory to it, or if the Owner Trustee shall have been instructed to do so by the Owner Participant, the Owner Trustee shall appoint another Person to act as additional or separate trustee for all or any part of the Trust Estate with such property, title, right, power or duty of the Owner Trustee as the Owner Trustee and the Owner Participant may determine. In case any such additional trustee or separate trustee shall resign or be removed, all the assets, property, rights, powers or duties of such additional trustee or separate trustee, as the case may be, so far as permitted by any applicable law, shall vest in and be exercised by a new successor to such additional trustee, appointed in the manner otherwise provided in this Trust Agreement.

                 (b) In the event that either the Owner Participant or the Owner Trustee shall determine to appoint another Person as additional or separate trustee, the Owner Trustee and the Owner Participant shall execute and deliver an agreement supplemental hereto, and all other instruments and agreements necessary or proper to constitute another bank or trust company, or one or more Persons approved by the Owner Trustee and the Owner Participant, either to act as an additional trustee or trustees of all or any part of the Trust Estate, jointly with the Owner Trustee, or to act as separate trustee or trustees of all or any part of the Trust Estate, in any such case with such powers of the Owner Trustee as may be provided in such agreement supplemental hereto, and to vest in such bank, trust company or Person as such additional trustee or separate trustee, as the case may be, any property, title, right or power of the Owner Trustee deemed necessary or proper by the Owner Trustee or the Owner Participant, subject to the remaining provisions of this Section 8.2. The Owner Trustee may execute, deliver and perform any deed, conveyance, assignment or other instrument in writing as may be required by an additional trustee or separate trustee for more fully and certainly vesting in and confirming to such person any property, title, right or power which, by the terms of such agreement supplemental hereto, are expressed to be conveyed or conferred to or upon such additional trustee or separate trustee, and the Owner Participant shall, upon the Owner Trustee's request, join therein and execute, acknowledge and deliver the same.

                 (c) Every additional trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed to act and the Owner Trustee shall act, subject to the following provisions and conditions:

                            (i) all powers, duties, obligations and rights conferred or imposed upon the Owner Trustee in respect of the receipt, custody, investment and payment of moneys, shall be exercised solely by the Owner Trustee;

                            (ii)  all other rights, powers, duties, and
                 obligations conferred or imposed upon the Owner Trustee shall be conferred or imposed upon and exercised or performed by the Owner Trustee and such additional trustee or trustees and separate trustee or trustees jointly, except to the extent that under any law of the jurisdiction in which any particular act or acts are to be performed by the Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Estate in any such jurisdiction) shall be exercised and performed by such additional trustee or trustees or separate trustee or trustees;

                            (iii) no power hereby given to, or which
                 may be exercised by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Owner Trustee; and

                            (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

                 (d) If at any time the Owner Trustee and the Owner Participant shall deem it no longer necessary or prudent in order to conform to any applicable law or shall be advised by its counsel that it is no longer necessary or prudent in the interest of the Owner Trustee and the Owner Participant to maintain the appointment of such additional or separate trustee as provided herein, the Owner Trustee and the Owner Participant shall execute and deliver any agreement supplemental hereto and all other instruments and agreements necessary or proper to remove any such additional or separate trustee. The Owner Participant, at any time, by an instrument in writing may remove any separate trustee or additional trustee.

                 (e) Any additional trustee or separate trustee may at any time by an instrument in writing constitute the Owner Trustee its agent or attorney-in-fact with full power and authority, to the extent which may be authorized by applicable law, to do all acts and things and exercise all discretion which it is authorized or permitted to do or exercise, for and in its behalf and in its name. In case any such additional trustee or separate trustee shall die, become incapable of acting, resign or be removed, all the assets, property, rights, powers, trusts, duties and obligations of such additional trustee or separate trustee, as the case may be, so far as permitted by law, shall vest in and be exercised by the Owner Trustee without necessity of any act by any party and without the appointment of a new successor to such additional or separate trustee, unless and until a successor is appointed in the manner provided in this Section 8.2.

                                   ARTICLE IX
                           SUPPLEMENTS AND AMENDMENTS

         Section 9.1.       Supplements and Amendments.  Subject to Section
9.05 of the Indenture, at the written request of the Owner Participant (and subject to the provisions of Sections 6.5 and 6.6 of the Participation Agreement), this Trust Agreement and each other Owner Trustee Agreement shall be amended by a written instrument signed by Trust Company and the Owner Participant; provided, however, if in the reasonable opinion of Trust Company any instrument required to be so executed adversely affects any right, duty or liability of, or immunity or indemnity in favor of, Trust Company under this Trust Agreement or any of the documents contemplated hereby to which it is a party, or would cause or result in any conflict with or breach of any term, condition or provision of, or default under, its charter documents or by-laws, Trust Company in its reasonable discretion may decline to execute such instrument, unless the Trust Company is indemnified therefor under Section 4.3, as determined by the Trust Company in its reasonable discretion.

                                   ARTICLE X
                                 MISCELLANEOUS

         Section 10.1. No Legal Title to Trust Estate in the Owner Participant. The Owner Participant shall not have legal title to any part of the Trust Estate. No transfer, by operation of law or otherwise, of any right, title and interest of the Owner Participant in and to the Trust Estate or hereunder, or insolvency, dissolution or other termination of the Owner Participant, shall operate to terminate this Trust Agreement or the trusts created hereby or entitle any successor or transferee to an accounting or to the transfer to it of legal title to any part of the Trust Estate.

         Section 10.2. Sale of Accepted Equipment by the Owner Trustee is Binding. Any sale, transfer or other conveyance of any Accepted Unit or part thereof by the Owner Trustee made pursuant to the terms of this Trust Agreement or the Lease shall bind the Owner Participant and shall be effective to transfer or convey all right, title and interest of the Owner Trustee and the Owner Participant in and to such Accepted Unit or part thereof, as the case may be. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Owner Trustee.

         Section 10.3. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices hereunder shall be given as provided in Section 10.4 of the Participation Agreement.

         Section 10.4. Severability. If any term or provision of this Trust Agreement is invalid or unenforceable in any jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 10.5. Separate Counterparts. This Trust Agreement may be executed by the parties hereto in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

         Section 10.6. Waivers, etc. No term or provision hereof may be changed, waived, discharged or terminated orally, but may be changed, waived, discharged or terminated by an instrument in writing, and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

         Section 10.7. Successors and Assigns. This Trust Agreement, including the terms and provisions hereof, shall be binding upon the Owner Participant and Trust Company or the Owner Trustee, whichever is applicable pursuant to the terms hereof, and their respective successors and assigns, and inure to the benefit of the Owner Participant and Trust Company or the Owner Trustee, whichever is applicable pursuant to the terms hereof, and their respective successors and permitted assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by the Owner Participant shall bind the successors and assigns of the Owner Participant.

         Section 10.8. Transfer of Owner Participant's Interest. All provisions of Section 6.1 of the Participation Agreement shall (with the same force and effect as if set forth in full, mutatis mutandis, in this Section 10.8) be applicable to any assignment, conveyance or other transfer by the Owner Participant of any of its right, title or interest in and to the Trust Estate or this Trust Agreement or any other Operative Agreement.

         Section 10.9. Actions of the Owner Participants. If at any time prior to the termination of this Trust Agreement there is more than one Owner Participant, then during such time, if any action is required to be taken by the Owner Participant, such action shall be taken by or on behalf of all Owner Participants and whenever any direction, authorization, approval, consent, instruction or other action is permitted to be given or taken by the Owner Participant it shall be given or taken only upon such percentage agreement of the Owner Participants as all Owner Participants may instruct the Owner Trustee.

         Section 10.10. Headings; Table of Contents. The division of this Trust Agreement into sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

         Section 10.11. Governing Law. The terms of this Trust Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts made and to be performed entirely within such state.

         Section 10.12. Benefit. Nothing herein, whether express or implied, shall be construed to give any Person other than the Owner Trustee, the Indenture Trustee and the Owner Participant any legal or equitable right, remedy or claim under or in respect of this Trust Agreement.

         Section 10.13. Performance by the Owner Participant. Any obligation of Trust Company or the Owner Trustee hereunder or under any other Operative Agreement or other document contemplated hereby, may be performed by the Owner Participant and any such performance shall not be construed as a revocation of the trusts created hereby.

         Section 10.14. Conflict with Operative Agreements. If this Trust Agreement (or any instructions given by the Owner Participant pursuant hereto) shall require that any action be taken with respect to any matter or any other Operative Agreement (or any instruction duly given in accordance with the terms thereof) shall require that a different action be taken with respect to such matter, and such actions shall be mutually exclusive, the provisions of such other Operative Agreement, in respect thereof, shall control.

         Section 10.15. Limitation on Owner Participant's Liability. The Owner Participant shall not have any liability for the performance of this Trust Agreement, except as expressly set forth herein.

         Section 10.16. Identification of Trust. The trust created hereunder may be referred to for convenience as GATC Trust No. 96-1.

         In Witness Whereof, the parties hereto have each caused this Trust Agreement to be duly executed and delivered as of the day and year first above written.


                                        FIRST SECURITY BANK, N.A.

                                        By:       ______________________________
                                        Name:     ______________________________
                                        Title:    ______________________________

                                        DREYFUS SERVICE CORPORATION
                                        [AMSOUTH LEASING CORPORATION]



                                        By:       ______________________________
                                        Name:     ______________________________
                                        Title:    ______________________________

                                                                      Appendix A
                                                         Participation Agreement
                                                       Equipment Lease Agreement
                                          Trust Indenture and Security Agreement
                                                                 Trust Agreement
                                                           (GATC Trust No. 96-1)

                                  DEFINITIONS

General Provisions

         The following terms shall have the following meanings for all purposes of the Operative Agreements referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require and such meanings shall be equally applicable to both the singular and the plural forms of the terms herein defined. In the case of any conflict between the provisions of this Appendix A and the provisions of the main body of any Operative Agreement, the provisions of the main body of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented and otherwise modified from time to time, and (ii) references to parties to agreements shall be deemed to include the permitted successors and assigns of such parties.

Defined Terms

         "AAR" shall mean the Association of American Railroads or any successor thereto.

         "Affiliate" of any Person shall mean any other Person which directly or indirectly controls, or is controlled by, or is under a common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "After-Tax Basis" shall mean, with respect to any payment received or accrued by any Person, that the amount of such payment is supplemented by a further payment or payments so that the sum of all such payments, after reduction for all Taxes payable by such Person imposed by any taxing authority, shall be equal to the payment due to such Person.

         "Alternative Minimum Tax" shall mean the alternative minimum tax imposed under Section 55 of the Code.

         "Appraisal" shall have the meaning specified in Section 4.3(a) of the Participation Agreement.

         "Average Life Date" shall mean, with respect to an Equipment Note, the date which follows the prepayment date or, in the case of an Equipment Note not being prepaid, the date of such determination, by a period equal to the Remaining Weighted Average Life of such Equipment Note.

         "Bankruptcy Code" shall mean the United States Bankruptcy Reform Act of 1978, as amended from time to time, 11 U.S.C. Section 101 et. seq.

         "Basic Group" shall mean each of the two basic groups of Equipment so designated in Schedule 1 to the Participation Agreement.

         "Basic Prospectus" shall mean the prospectus contained in the Registration Statement when the most recent post- effective amendment thereto became effective.

         "Basic Rent" shall mean, with respect to any Unit, all rent payable by the Lessee to the Lessor pursuant to Section 3.2 of the Lease for the Basic Term for such Unit, and all rent payable pursuant to Section 22.4 of the Lease for any Renewal Term for such Unit.

         "Basic Term" shall have the meaning specified in Section 3.1 of the Lease.

         "Basic Term Commencement Date" shall mean August 28, 1996.

         "Basic Term Expiration Date" shall mean (i) with respect to the Units related to Lease Supplement No. I, August 28, 20__, and (ii) with respect to the Units related to Lease Supplement No. II, August 28, 20__.

         "Basic Term Purchase Price" shall mean, with respect to any Unit, the amount equal to the product of the percentage set forth in Schedule 7 to the Participation Agreement applicable to such Unit and the Equipment Cost for such Unit.

         "Beneficial Interest" shall mean the interest of the Owner Participant under the Trust Agreement.

         "Bill of Sale" shall mean the full warranty bill of sale, dated the Closing Date or the date that any Replacement Unit is subjected to the Lease, from Lessee to Owner Trustee covering the Units delivered on the Closing Date or such Replacement Unit, as the case may be.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, Chicago, Illinois, Pittsburgh, Pennsylvania, Birmingham, Alabama, the city and state in which the principal corporate trust office of the Owner Trustee is located, or, until the Lien of the Indenture has been discharged, the city and state in which the principal corporate trust office of the Indenture Trustee is located.

         "Certificateholder" means the Person in whose name a Pass Through Certificate is registered in the register for Pass Through Certificates of a particular series.

         "Claims" shall have the meaning specified in Section 7.2 of the Participation Agreement.

         "Closing Date" shall have the meaning specified in Section 2.1 of the Participation Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" with respect to the Owner Participant, shall have the meaning specified in Section 2.2(a) to the Participation Agreement and with respect to the Loan Participant, shall have the meaning specified in Section 2.2(b) to the Participation Agreement.

         "Debt Rate" shall mean as of the date of determination, a rate equal to the rate of interest per annum borne by the Equipment Notes then outstanding (computed on the basis of a 360-day year of twelve 30-day months).

         [AMSOUTH: "DEFERRED PORTION" SHALL MEAN THAT PORTION OF THE EARLY PURCHASE PRICE, THE PAYMENT OF WHICH MAY BE DEFERRED BY THE LESSEE PAST THE APPLICABLE EARLY PURCHASE DATE FOR SUCH UNIT OR UNITS, AS SET FORTH IN SCHEDULE 6 TO THE PARTICIPATION AGREEMENT.]

         [AMSOUTH: "DEFERRED PORTION PAYMENT DATES" SHALL MEAN THE DEFERRED PORTION PAYMENT DATES SPECIFIED ON SCHEDULE 6 TO THE PARTICIPATION AGREEMENT FOR A RELATED BASIC GROUP OF UNITS.]

         "Determination Date" shall mean the 28th day of any calendar month.

         "Early Purchase Date" shall mean the early purchase date specified on
Schedule 6 to the Participation Agreement for a related Basic Group of Units.

         "Early Purchase Price" shall mean, with respect to any Unit, the amount equal to the product of the percentage set forth in Schedule 6 to the Participation Agreement for the Basic Group to which such Unit belongs and the Equipment Cost for such Unit.

         "Equipment" shall mean collectively those items of railroad rolling stock described in the Lease Supplements and the Indenture Supplements, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof which are the property of the Owner Trustee pursuant to the terms of a Bill of Sale or the Lease, and "Unit" shall mean individually the various items thereof.

         "Equipment Cost" shall mean, for each Unit, the purchase price therefor paid by the Owner Trustee to the Lessee pursuant to Section 2 of the Participation Agreement and as set forth in Schedule 1 to the Participation Agreement with respect to such Unit. Notwithstanding anything in the Operative Agreements to the contrary, the Equipment Cost for any Replacement Unit shall be deemed to be the Equipment Cost or deemed Equipment Cost of the Unit it replaced.

         "Equipment Notes" shall mean the Equipment Notes, each to be substantially in the form therefor set forth in Section 2.01 of the Indenture, issued by the Owner Trustee pursuant to Section 2.02 of the Indenture, and authenticated by the Indenture Trustee, in principal amounts, maturities and bearing interest at the rates and payable as provided in Section 2.02 of the Indenture and secured as provided in the Granting Clause of the Indenture, and shall include any Equipment Notes issued in exchange therefor or replacement thereof pursuant to Section 2.07 or 2.08 of the Indenture. A "related" Equipment Note, when used with respect to any Unit or Units of Equipment, shall mean one of the Equipment Notes issued with respect to the Lease Supplement under which such Unit or Units of Equipment is or are leased.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law.

         "Event of Loss" shall have the meaning specified in Section 11.1 of the Lease.

         "Excepted Property" shall mean (i) all indemnity payments (including, without limitation, payments pursuant to Section 7 of the Participation Agreement and payments under the Tax Indemnity Agreement) to which the Owner Participant, the Owner Trustee, as trustee or in its individual capacity, or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents is entitled pursuant to the Operative Agreements, (ii) any right, title or interest of the Owner Trustee, as trustee or in its individual capacity, or the Owner Participant to any payment which by the terms of Section 17 of the Lease or any corresponding payment under Section
3.3 of the Lease shall be payable to or on behalf of the Owner Trustee, as trustee or in its individual capacity, or to the Owner Participant, as the case may be, (iii) any insurance proceeds payable under insurance maintained by the Owner Trustee, as trustee or in its individual capacity, or the Owner Participant pursuant to Section 12.5 of the Lease, (iv) any insurance proceeds payable to or on behalf of the Owner Trustee, as trustee or in its individual capacity, or to the Owner Participant, under any public liability insurance maintained by Lessee pursuant to Section 12 of the Lease (which shall include the amount of any self-insured retention paid by the Lessee) or by any other Person, (v) Transaction Costs or other amounts or expenses paid or payable to, or for the benefit of Owner Trustee, as trustee or in its individual capacity, or Owner Participant pursuant to the Participation Agreement or the Trust Agreement, (vi) all right, title and interest of Owner Participant or Owner Trustee, as trustee or in its individual capacity, in or relating to any portion of the Units and any other property (tangible or intangible), rights, titles or interests to the extent any of the foregoing has been released from the Lien of the Indenture pursuant to the terms thereof, (vii) upon termination of the Indenture pursuant to the terms thereof with respect to any Unit, all remaining amounts which shall have been paid or are payable by Lessee and calculated on the basis of Stipulated Loss Value,

(viii) any rights of the Owner Participant or the Owner Trustee, as trustee and in its individual capacity, to demand, collect, sue for, or otherwise receive and enforce payment of the foregoing amounts, (ix) any amount payable to the Owner Participant by any Transferee as the purchase price of the Owner Participant's interest in the Trust Estate in compliance with the terms of the Participation Agreement and the Trust Agreement and (x) the respective rights of the Owner Trustee, as trustee and in its individual capacity, or the Owner Participant to the proceeds of and interest on the foregoing.

         "Fair Market Renewal Term" shall have the meaning specified in Section
22.4 of the Lease.

         "Fair Market Rental Value" or "Fair Market Sales Value" with respect to any Unit of Equipment shall mean the cash rent or cash price obtainable for such Unit in an arm's length lease or sale between an informed and willing lessee or purchaser under no compulsion to lease or purchase, as the case may be, and an informed and willing lessor or seller, under no compulsion to lease or sell, as the case may be, as the same shall be specified by agreement between Lessor and Lessee. If the parties are unable to agree upon a Fair Market Rental Value and/or a Fair Market Sales Value within 30 days after delivery of notice by Lessee pursuant to Section 22.2 of the Lease, or otherwise where such determination is required, within a reasonable period of time, such value shall be determined by appraisal. Lessee will within 15 days after such 30-day period provide Lessor the name of an appraiser that would be satisfactory to Lessee, and Lessor and Lessee will consult with the intent of selecting a mutually acceptable appraiser. If a mutually acceptable appraiser is selected, the Fair Market Rental Value or the Fair Market Sales Value, as the case may be, shall be determined by such appraiser and Lessee shall bear the cost thereof. If Lessee and Lessor are unable to agree upon a single appraiser within such 15-day period, two independent qualified appraisers, one chosen by Lessee and one chosen by Lessor shall jointly determine such value and Lessor shall bear the cost of the appraiser selected by Lessor and Lessee shall bear the cost of the appraiser selected by Lessee. If such appraisers cannot agree on the amount of such value within 15 days of appointment, one independent qualified appraiser shall be chosen by the American Arbitration Association. All three appraisers shall make a determination within a period of 15 days following appointment, and shall promptly communicate such determination in writing to Lessor and Lessee. If there shall be a panel of three appraisers, the three appraisals shall be averaged and such average shall be the Fair Market Rental Value or Fair Market Sales Value, as the case may be. The determination made shall be conclusively binding on both the Lessor and Lessee. If there shall be a panel of three appraisers, Lessee and Lessor shall equally share the cost of the third appraiser. If such appraisal is pursuant to Section 6.1(e) or is in connection with the exercise of remedies set forth in Section 15 of the Lease, Lessee shall pay the costs of such appraisal. Notwithstanding any of the foregoing, for the purposes of Section 15 of the Lease, the Fair Market Rental Value or the Fair Market Sales Value, as the case may be, shall be zero with respect to any Unit if Lessor is unable to recover possession of such Unit in accordance with the terms of paragraph (b) of
Section 15.1 of the Lease.

         "Final Prospectus" shall mean the prospectus supplement relating to the Pass Through Certificates that was first filed pursuant to Rule 424(b) promulgated pursuant to the Securities Act of 1933, as amended, together with the Basic Prospectus.

         "Fixed Rate Renewal Term" shall have the meaning specified in Section 22.4(a) of the Lease.

         "FRA" shall mean the Federal Railroad Administration or any successor thereto.

         "Functional Group" shall mean each and all of the various groups of Units so designated in Schedule 1 to the Participation Agreement.

         "Hazardous Substances" shall mean any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law or the equivalent under applicable foreign laws including, without limitation, any materials, waste or substance which is (a) petroleum, (b) asbestos, (c) polychlorinated biphenyls, (d) defined as a "hazardous material," "hazardous substance" or "hazardous waste" under applicable local, state or federal law or the equivalent under applicable foreign laws, (e) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, (f) defined as "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, or (g) defined as "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act.

         "Income Tax" shall have the meaning specified in Section 7.1(l) of the Participation Agreement.

         "Indemnified Person" shall have the meaning specified in Section 7.2(b) of the Participation Agreement.

         "Indenture" or "Trust Indenture" shall mean the Trust Indenture and Security Agreement (GATC Trust No. 96-1), dated as of August 28, 1996 between the Owner Trustee, in the capacities described therein, and the Indenture Trustee. The term "Indenture" shall include, except where the context otherwise requires, each Indenture Supplement entered into pursuant to the terms of the Indenture.

         "Indenture Default" shall mean an Indenture Event of Default or an event which with notice or the lapse of time or both would become an Indenture Event of Default.

         "Indenture Estate" shall have the meaning specified in the Granting Clause of the Indenture.

         "Indenture Event of Default" shall have the meaning specified in
Section 4.01 of the Indenture.

         "Indenture Investment" shall mean any obligation issued or guaranteed by the United States of America or any of its agencies for the payment of which the full faith and credit of the United States of America is pledged.

         "Indenture Supplement" shall mean an Indenture Supplement (GATC Trust No. 96-1) dated the Closing Date or the date that any Replacement Unit is subjected to the lien and security interest of the Indenture, substantially in the form of Exhibit A to the Indenture, between the Owner Trustee, in the capacities described therein, and the Indenture Trustee, covering the Units delivered on the Closing Date or such Replacement Unit, as the case may be. A "related" Indenture Supplement, when used with respect to any Unit or Units of Equipment, shall mean the Indenture Supplement under which such Unit or Units of Equipment is or are included in the Indenture Estate.

         "Indenture Trustee" shall mean The First National Bank of Chicago, a national banking association, as trustee under the Indenture and its successors thereunder.

         "Indenture Trustee Agreements" shall mean the Operative Agreements to which the Indenture Trustee is or will be a party.

         "Interchange Rules" shall mean the interchange rules or supplements thereto of the Mechanical Division of the Association of American Railroads, as the same may be in effect from time to time.

         "Investment Banker" shall mean an independent investment banking institution of national standing appointed by Lessee or, if the Indenture Trustee does not receive notice of such appointment at least ten days prior to a scheduled prepayment date or if a Lease Event of Default under the applicable Lease shall have occurred and be continuing, appointed by the Indenture Trustee.

         "Late Rate" shall mean the lesser of 2% over the Debt Rate and the maximum interest rate from time to time permitted by law.

         "Lease" or "Lease Agreement" or "Equipment Lease" shall mean the Equipment Lease Agreement (GATC Trust No. 96-1), relating to the Equipment, dated as of August 28, 1996, between the Owner Trustee, in the capacities described therein, as Lessor, and the Lessee. The term "Lease" shall, except where the context otherwise requires, include each Lease Supplement entered into pursuant to the terms of the Lease.

         "Lease Default" shall mean a Lease Event of Default or an event which with notice or lapse of time or both would become a Lease Event of Default.

         "Lease Event of Default" shall mean a Lease Event of Default under the Lease as specified in Section 14 thereof.

         "Lease Supplement" shall mean a Lease Supplement (GATC Trust No. 96-1), dated the Closing Date or the date that any Replacement Unit is subjected to the Lease, substantially in the form of Exhibit A to the Lease, between the Lessor and the Lessee, covering the Units delivered on the Closing Date or such Replacement Unit, as the case may be. A "related" Lease Supplement, when used with respect to any Unit or Units of Equipment, shall mean the Lease Supplement under which such Unit or Units of Equipment is or are leased.

         "Lease Term" shall mean, with respect to any Unit, the Basic Term applicable to such Unit and any Renewal Term applicable to such Unit then in effect.

         "Lessee" shall mean General American Transportation Corporation, a New York corporation, and its successors and permitted assigns.

         "Lessee Agreements" shall mean the Operative Agreements to which Lessee is or will be a party.

         "Lessor" shall have the meaning specified in the recitals to the Lease.

         "Lessor's Liens" means any Lien affecting, on or in respect of the Equipment, the Lease or the Trust Estate arising as a result of (i) claims against Lessor (in its individual capacity or as Owner Trustee) or the Owner Participant, not related to the transactions contemplated by the Operative Agreements, or (ii) acts or omissions of the Lessor (in its individual capacity or as Owner Trustee) or the Owner Participant not related to the transactions contemplated by the Operative Agreements or in breach of any covenant or agreement of such Person set forth in any of the Operative Agreements, or (iii) taxes imposed against the Lessor (in its individual capacity or as Owner Trustee) or the Owner Participant or the Trust Estate which are not indemnified against by the Lessee pursuant to the Participation Agreement or under the Tax Indemnity Agreement.

         "Lien" shall mean any mortgage, pledge, security interest, lien, encumbrance, lease, disposition of title or other charge of any kind on property.

         "Limited Use Property" shall have the meaning set forth in Rev. Proc. 76-30, 1976-2 C.B. 647.

         "Loan Participant" shall mean and include each registered holder from time to time of an Equipment Note issued under the Indenture, including, so long as it holds any Equipment Notes issued thereunder, the Pass Through Trustee under the Pass Through Trust Agreement.

         "Majority In Interest" as of a particular date of determination shall mean with respect to any action or decision of the holders of the Equipment Notes, the holders of more than 50% in aggregate unpaid principal amount of the Equipment Notes, if any, then outstanding which are affected by such decision or action, excluding any Equipment Notes held by the Owner Participant or the Lessee or an Affiliate of the Owner Participant or the Lessee unless all Equipment Notes are so held.

         "Make-Whole Amount" shall mean, with respect to the principal amount of any Equipment Note to be prepaid on any prepayment date, the amount which the Investment Banker determines as of the third Business Day prior to such prepayment date to equal the product obtained by multiplying (a) the excess, if any, of (i) the sum of the present values of all the remaining scheduled payments of principal and interest from the prepayment date to maturity of such Equipment Note, discounted semi-annually on each August 28 and February 28 at a rate equal to the Treasury Rate plus 0.5%, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such Equipment Note plus any accrued but unpaid interest thereon by (b) a fraction the numerator of which shall be the principal amount of such Equipment Note to be prepaid on such prepayment date and the denominator of which shall be the aggregate unpaid principal amount of such Equipment Note; provided that the aggregate unpaid principal amount of such Equipment Note for the purpose of clause (a)(ii) and (b) of this definition shall be determined after deducting the principal installment, if any, due on such prepayment date.

         "Modification" shall have the meaning specified in Section 9.2 of the Lease.

         "Net Economic Return" shall mean the pattern of earnings within a 10% variance during any calendar year, net after-tax book yield and total after-tax cash flow [AMSOUTH: (BUT NOT THE PATTERN OF EARNINGS)] expected by the original Owner Participant with respect to the Equipment (both through the Early Purchase Date and the Basic Term Expiration Date), utilizing the multiple investment sinking fund method of analysis and the same assumptions as used by such Owner Participant in making the computations of Basic Rent, Stipulated Loss Value, Termination Value, Basic Term Purchase Price and Early Purchase Price initially set forth in Schedules 3, 4, 6 and 7 to the Participation Agreement.

         "Non-Severable Modification" shall mean any Modification that is not readily removable without impairing the value, utility or remaining useful life of the Equipment or any Unit immediately prior to removal of such modification, other than in a de minimis nature.

         "Officer's Certificate" shall mean a certificate signed (i) in the case of a corporation by the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such corporation, (ii) in the case of a partnership by the Chairman of the Board, the President or any Vice President, the Treasurer or an Assistant Treasurer of a corporate general partner, and (iii) in the case of a commercial bank or trust company, the Chairman or Vice Chairman of the Executive Committee or the Treasurer, any Trust Officer, any Vice President, any Executive or Senior or Second or Assistant Vice President, or any other officer or assistant officer customarily performing the functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

         "Operative Agreements" shall mean the Participation Agreement, the Bill of Sale, the Trust Agreement, the Pass Through Trust Agreement, the Pass Through Trust Supplements, the Pass Through Certificates, the Equipment Notes, the Lease, the Lease Supplements, the Indenture, the Indenture Supplements, the Tax Indemnity Agreement and the Underwriting Agreement.

         "Outside Fixed Renewal Date" shall have the meaning specified in
Section 22.4(a) of the Lease.

         "Owner Participant" shall mean Dreyfus Service Corporation, a New York corporation [AMSOUTH LEASING CORPORATION, AN ALABAMA BANKING CORPORATION], and its successors and permitted assigns.

         "Owner Participant Agreements" shall mean the Operative Agreements to which the Owner Participant is or will be a party.

         "Owner Trustee" shall mean First Security Bank, N.A., a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement and its successors thereunder.

         "Owner Trustee Agreements" shall mean the Operative Agreements to which the Owner Trustee, either in its individual or fiduciary capacity, is or will be a party.

         "Parent" means GATX Corporation, a New York corporation, and its successors and assigns.

         "Participants" shall mean the Loan Participant and the Owner
Participant.

         "Participation Agreement" shall mean the Participation Agreement (GATC Trust No. 96-1) dated as of August 28, 1996, among the Lessee, the Pass Through Trustee, the Owner Participant, the Owner Trustee and the Indenture Trustee.

         "Pass Through Certificates" shall mean the Pass Through Certificates issued pursuant to each of the Pass Through Trust Supplements and the Pass Through Trust Agreement.

         "Pass Through Trust Agreement" shall mean the Pass Through Trust Agreement, dated as of August 1, 1992, between the Lessee and the Pass Through Trustee.

         "Pass Through Trust Supplement" shall mean either of Trust Supplement No. 6 dated as of August 28, 1996 or Trust Supplement No. 7 dated as of August 28, 1996, each between the Lessee and the Pass Through Trustee, each of which supplements the Pass Through Trust Agreement (i) by creating a separate trust for the holders of certain Pass Through Certificates, (ii) by authorizing the issuance of such Pass Through Certificates and (iii) by establishing the terms of such Pass Through Certificates.

         "Pass Through Trustee" shall mean The First National Bank of Chicago, a national banking association, in its capacity as trustee under the Pass Through Trust Agreement, as supplemented by the Pass Through Trust Supplements, and each other person which may from time to time be acting as successor trustee under the Pass Through Trust Agreement, as supplemented by the Pass Through Trust Supplement.

         "Pass Through Trustee Agreements" shall mean the Operative Agreements to which the Pass Through Trustee is or will be a party.

         "Permitted Liens" with respect to the Equipment and each Unit thereof shall mean: (i) the interests of the Lessee and the Owner Trustee under the Lease and the Lease Supplements; (ii) the interest of the Lessee and any sublessee as provided in any sublease permitted pursuant to Section 8.3 of the Lease; (iii) any Liens thereon for taxes, assessments, levies, fees and other governmental and similar charges not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of any Unit or interference with the payment of Rent; (iv) any Liens of mechanics, suppliers, materialmen, laborers, employees, repairmen and other like Liens arising in the ordinary course of Lessee's (or if a sublease is then in effect, any sublessee's) business securing obligations which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of any Unit or interference with the payment of Rent; (v) the Lien and security interest granted to the Indenture Trustee under and pursuant to the Indenture, and the respective rights of the Loan Participant, the Indenture Trustee, the Owner Participant and the Owner Trustee under the Operative Agreements; (vi) Liens arising out of any judgment or award against the Lessee (or any sublessee permitted pursuant to Section 8.3 of the Lease) with respect to which an appeal or proceeding for review is being presented in good faith and for the payment of which adequate reserves have been provided as required by generally accepted accounting principles or other appropriate provisions have been made and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and there exists no material risk of sale, forfeiture, loss, or loss of or interference with the use or possession of any Unit or any interest therein or interference with the payment of Rent, and (vii) salvage rights of insurers under insurance policies maintained pursuant to Section 12 of the Lease.

         "Permitted Subleases" shall have the meaning specified in Section 8.3 of the Lease.

         "Person" shall mean an individual, partnership, limited liability company, corporation, trust, association or unincorporated organization, and a government or agency or political subdivision thereof.

         "Preliminary Final Prospectus" shall mean any preliminary prospectus supplement to the Basic Prospectus which describes the Pass Through Certificates and the offering thereof and is used prior to the filing of the Final Prospectus, together with the Basic Prospectus.

         "Premium Termination Date" shall mean (i) in the case of the Series of Equipment Notes designated as Series A for Lease Supplement No. I, August 28, 20__, (ii) in the case of the Series of Equipment Notes designated as Series B for Lease Supplement No. I, August 28, 20__, (iii) in the case of the Series of Equipment Notes designated as Series A for Lease Supplement No. II, August 28, 20__, and (iv) in the case of the Series of Equipment Notes designated as Series B for Lease Supplement No. II August 28, 20__.

         "Pricing Date" shall mean the date on which the Underwriting Agreement is executed by the Lessee and the Underwriters.

         "Refunding Date" shall have the meaning specified in Section 10.2(a) of the Participation Agreement.

         "Registration Statement" shall mean the registration statement filed by the Lessee (File Number 33-64697), including incorporated documents, exhibits and financial statements, as amended at the time of the Closing Date, including any post-effective amendment thereto which has become effective prior to the Closing Date.

         "Related Indemnitee Group" shall have the meaning specified in Section 7.2(b) of the Participation Agreement.

         "Related Transaction" means the additional leveraged lease transaction with respect to which the Pass Through Trustee has agreed to acquire the equipment notes to be issued pursuant to the participation agreement dated as of August 28, 1996 among the Lessee, the Pass Through Trustee, AmSouth Leasing Corporation, the Owner Trustee and the Indenture Trustee.

         "Remaining Weighted Average Life" shall mean, with respect to any date of prepayment or any date of determination of any Equipment Note, the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining principal payment on such Equipment Note by (ii) the number of days from and including the prepayment date or date of determination to but excluding the scheduled payment date of such principal payment by (b) the unpaid principal amount of such Equipment Note.

         "Renewal Term" shall mean, with respect to any Unit, any term in respect of which the Lessee shall have exercised its option to renew the Lease for such Unit pursuant to Section 22.4 thereof, including any Fixed Rate Renewal Term or Fair Market Renewal Term.

         "Rent" shall mean all Basic Rent and Supplemental Rent.

         "Rent Payment Date" or "Payment Date" shall mean each August 28 and February 28 of each year occurring during the Lease Term, commencing February 28, 1997, provided that if any such date shall not be a Business Day, then "Rent Payment Date" or "Payment Date" shall mean the next succeeding Business Day.

         "Replacement Unit" shall mean a covered hopper car or tank car, as the case may be, which shall have been leased under the Lease pursuant to Section
11.4 of the Lease.

         "Required Modification" shall have the meaning specified in
Section 9.1 of the Lease.

         "Responsible Officer" shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Agreement, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer, who in the normal performance of his operational responsibility would have knowledge of such matters and the requirements with respect thereto.

         "Scheduled Closing Date" shall have the meaning specified in Section
2.7 of the Participation Agreement.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Series" shall mean each of the two series of Equipment Notes for each Lease Supplement so designated in Exhibit B to the Indenture.

         "Severable Modification" shall mean any Modification that is readily removable without causing material damage to the Equipment or any Unit and without diminishing the value, utility or useful life of such Unit below the value, utility or useful life of such Unit immediately prior to such Modification, assuming that such Unit was then in the condition required to be maintained by the terms of the Lease, other than in a de minimis nature.

         "Special Purchase Defeasance" shall mean, with respect to any election by Lessee to purchase Units under Section 22.1 or 22.3 of the Lease, the deposit by Lessee with the Indenture Trustee prior to the date as of which Lessor shall have declared the Lease to be in default as a result of a Lease Event of Default under Section 14(c), 14(d), 14(e), 14(f) or 14(i) of the Lease (in circumstances where such Lease Event of Default occurs after the date of Lessee's notice to purchase under Sections 22.1 or 22.3 but before the Early Purchase Date or the expiration of the Basic Term or any Renewal Term, as applicable), of an amount sufficient to pay (i) the Early Purchase Price, together with all other amounts due and owing by the Lessee under the Operative Agreements, with respect to those Units which Lessee has elected to purchase on the Early Purchase Date under Section 22.1 of the Lease, or (ii) the Basic Term Purchase Price or Fair Market Sales Value, as the case may be, together with all other amounts due and owing by the Lessee under the Operative Agreements, with respect to those Units which Lessee has elected to purchase at the expiration of the Basic Term or any Renewal Term, as applicable, under Section
22.3 of the Lease. All amounts deposited by Lessee with the Indenture Trustee in connection with a Special Purchase Defeasance shall be held and invested by the Indenture Trustee in accordance with Section 6.04(b) of the Indenture pending consummation of the purchase of the related Units on the Early Purchase Date or upon the expiration of the Basic Term or the related Renewal Term, as applicable.





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
         "Specified Investments" shall mean (i) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States is pledged, (ii) obligations fully guaranteed by the United States of America, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the States thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including the Indenture Trustee or Owner Trustee if such conditions are met), and (iv) repurchase agreements with any financial institution having a combined capital and surplus of at least $750,000,000 fully collateralized by obligations of the type described in clauses (i) and (iii) above; provided that if all of the above investments are unavailable, the entire amount to be invested may be used to purchase Federal funds from an entity described in (iii) above; and provided further that no investment shall be eligible as a "Specified Investment" unless the final maturity or date of return of such investment is 91 days or less from the date of purchase thereof.

         "STB" shall mean the Surface Transportation Board of the United States Department of Transportation or any successor thereto.

         "Stipulated Loss Value" for any Unit as of any date of determination shall mean the amount determined by multiplying the Equipment Cost for such Unit by the percentage set forth in Schedule 4 to the Participation Agreement opposite the Rent Payment Date or the Determination Date, as applicable, on which such Stipulated Loss Value is being determined for the Basic Group to which such Unit belongs; provided that during any Renewal Term, "Stipulated Loss Value" shall be determined as provided in Section 22.6 of the Lease. Anything contained in the Lease or in the Participation Agreement to the contrary notwithstanding, Stipulated Loss Value for such Unit (both before and after any adjustment pursuant to Section 2.6 of the Participation Agreement) will, under any circumstances and in any event, be an amount which, together with any other amounts required to be paid by Lessee under the Lease in connection with an Event of Loss, will be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal of the Equipment Notes issued in respect of such Unit, together with all unpaid interest and Make-Whole Amount, if any, thereon accrued to the date on which such amount is paid in accordance with the terms hereof and all other amounts then due to the holders of the Equipment Notes.

         "Storage Period" shall have the meaning specified in Section 6.1(c)(i) of the Lease.

         "Subsidiary" of any Person shall mean any corporation, association, or other business entity of which more than 50% (by number of votes) of the voting stock at the time outstanding shall at the time be owned, directly or indirectly, by such Person or by any other corporation, association or trust which is itself a Subsidiary within the meaning of this definition, or collectively by such Person and any one or more such Subsidiaries.

         "Supplemental Rent" shall mean all amounts, liabilities and obligations (other than Basic Rent) which the Lessee is obligated to pay under the Operative Agreements to or on behalf of any of the other parties thereto, including, but not limited to, Termination Value and Stipulated Loss Value payments.

         "Taxes" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

         "Tax Indemnitee" shall have the meaning specified in Section 7.1 of the Lease.

         "Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement dated as of August 28, 1996 (GATC Trust No. 96-1) between the Lessee and the Owner Participant.

         "Terminated Units" shall have the meaning specified in Section 10.1 of the Lease.

         "Termination Date" shall have the meaning specified in Section 10.1 of the Lease.

         "Termination Value" for any Unit as of any date of determination shall mean the amount determined by multiplying the Equipment Cost for such Unit by the percentage set forth in Schedule 4 to the Participation Agreement opposite the Rent Payment Date or the Determination Date, as applicable, on which such Termination Value is being determined for the Basic Group to which such Unit belongs; provided that during any Renewal Term, "Termination Value" shall be determined as provided in Section 22.6 of the Lease. Anything contained in the Lease or in the Participation Agreement to the contrary notwithstanding, Termination Value for such Unit (both before and after any adjustment pursuant to Section 2.6 of the Participation Agreement) will, under any circumstances and in any event, be an amount which, together with any other amounts required to be paid by Lessee under the Lease in connection with such termination, will be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal of the Equipment Notes issued in respect of such Unit, together with all unpaid interest and Make-Whole Amount, if any, thereon accrued to the date on which such amount is paid in accordance with the terms thereof and all other amounts then due to the holders of the Equipment Notes.

         "Total Equipment Cost" shall mean the sum of the Equipment Costs for each Unit.

         "Transaction Costs" shall have the meaning specified in Section 2.5(a) of the Participation Agreement.

         "Transferee" shall have the meaning specified in Section 6.1(a) of the Participation Agreement.

         "Treasury Rate" shall mean with respect to prepayment of each Equipment Note, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield), determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third Business Day preceding the scheduled prepayment date.

         "Trust" shall have the meaning specified in the Trust Agreement.

         "Trust Agreement" shall mean that certain Trust Agreement (GATC Trust No. 96-1), dated as of August 28, 1996, between the Owner Participant and the Owner Trustee.

         "Trust Estate" shall have the meaning set forth in Section 2.2 of the Trust Agreement.

         "Trustee" shall mean each of the Owner Trustee, the Indenture Trustee or the Pass Through Trustee and "Trustees" shall mean the Owner Trustee, Indenture Trustee and the Pass Through Trustee, collectively.

         "Underwriters" shall mean Morgan Stanley & Co. Incorporated and Salomon Brothers Inc.

         "Underwriting Agreement" shall mean that certain Underwriting Agreement between the Lessee and the Underwriters, pertaining to the sale of the Pass Through Certificates.

         "Unit" shall mean each unit or item of Equipment.





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